Exhibit 23.5

April 26, 2013

The Board of Directors

Independence Realty Trust

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

To The Members of the Board:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-11, and amendments thereto, filed or to be filed by Independence Realty Trust, Inc. with the U.S. Securities and Exchange Commission (the “Registration Statement”). Additionally, we consent to the summary of, and reference to, our appraisal reports on the following properties, each dated as of the date set forth opposite such property, in such filings and amendments, including the prospectus of Independence Realty Trust contained therein:

Centre Point 3220 West Ina Road Tucson, AZ	April 3, 2013

Tresa at Arrowhead 17722 N 79th Avenue Glendale, AZ	April 4, 2013

Belle Creek 10754 Belle Creek Blvd Henderson, CO	April 4, 2013

Crestmont 500 Williams Drive Marietta, GA	April 4, 2013

Cumberland Glen 2330 Cobb Parkway Smyrna, GA	April 4, 2013

Copper Mill 1000 North Lamar Blvd Austin, TX	April 4, 2013

Runaway Bay 2030 Runaway Bay Drive Indianapolis, IN	April 3, 2013

Heritage Trace 168 A Heritage Way Newport News, VA.	April 2, 2013

We consent to the reference to any updated appraisal information we provide on this property. We further consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Ronald A. Neyhart
Ronald A. Neyhart, MAI
Senior Managing Director
Acting as agent for CBRE, Inc.